Exhibit 99.1

News Release

P. O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 20, 2013) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2013.

Net sales rose by 20% compared with the first quarter of the prior fiscal year to $178.1 million.  The Company experienced growth in both the remodel and new construction sales channels during the first quarter of fiscal year 2014, led by new construction growth of more than 40%.

Exclusive of after-tax restructuring charges, the Company generated $6.7 million ($0.43 per diluted share) of net income during the  first quarter of fiscal year 2014 versus $1.0 million ($0.07 per diluted share) of net income in the prior year.  Inclusive of after-tax restructuring charges, the Company generated $6.7 million ($0.43 per diluted share) of net income during the first quarter of fiscal 2014 versus $0.6 million ($0.04 per diluted share) of net income during the same quarter in the prior year.

Gross profit for the first quarter of fiscal year 2014 was 18.9% of net sales, compared with 14.9% in the first quarter of the prior year.  Gross profit was favorably impacted by higher sales volume and improved operating efficiencies.  This favorability was partially offset by the impact of rising material costs and expenses under the Company’s pay-for-performance plans.

Selling, general and administrative costs were 12.8% of net sales in the first quarter of fiscal year 2014, an improvement from 13.6% of net sales in the prior year’s first quarter.   The improvement in the Company’s operating expense ratio was driven by a combination of favorable leverage from increased sales levels and cost savings from modifications to the Company’s retirement programs, which were only partially offset by increases in both costs related to higher sales activity and increased performance-based compensation.

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AMWD Announces First Quarter Results

August 20, 2013

The Company generated free cash flow (defined as cash provided/(used) by operating activities net of cash used for investing activities) of  $(0.7) million during the first quarter of fiscal year 2014, compared with $(5.6) million during the same period in the prior year.  The improvement in the Company’s free cash flow was driven primarily by higher operating profitability and timing associated with tax payments.  These improvements were partially offset by the lack of proceeds from asset sales in the prior year and by increased accounts receivable due to both higher sales activity and timing associated with payments from customers.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

            Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces First Quarter Results

August 20, 2013

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2013	2012

Net Sales	$178,095	$148,252
Cost of Sales & Distribution	144,380	126,209
Gross Profit	33,715	22,043
Sales & Marketing Expense	14,484	14,520
G&A Expense	8,401	5,639
Restructuring Charges	82	777
Insurance Proceeds	(94)	0
Operating Income	10,842	1,107
Interest & Other (Income) Expense	160	92
Income Tax Expense	4,027	454
Net Income	$6,655	$561

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	15,373,260	14,576,158

Income Per Diluted Share	$0.43	$0.04

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AMWD Announces First Quarter Results

August 20, 2013

Condensed Consolidated Balance Sheet

	July 31	April 30
	2013	2013

Cash & Cash Equivalents	$100,440	$96,971
Customer Receivables	45,276	39,044
Inventories	30,767	29,338
Other Current Assets	11,629	12,565
Total Current Assets	188,112	177,918
Property, Plant & Equipment	73,884	74,064
Other Assets	41,836	42,011
Total Assets	$303,832	$293,993

Current Portion - Long-Term Debt	$1,231	$1,155
Accounts Payable & Accrued Expenses	66,176	67,953
Total Current Liabilities	67,407	69,108
Long-Term Debt	23,618	23,594
Other Liabilities	54,431	55,096
Total Liabilities	145,456	147,798
Stockholders' Equity	158,376	146,195
Total Liabilities & Stockholders' Equity	$303,832	$293,993

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	July 31,
	2013	2012

Net Cash Provided (Used) by Operating Activities	$2,260	$(3,772)
Net Cash Used by Investing Activities	(2,950)	(1,863)
Free Cash Flow	(690)	(5,635)

Net Cash Provided (Used) by Financing Activities	4,159	(185)
Net Increase (Decrease) in Cash and Cash Equivalents	3,469	(5,820)
Cash and Cash Equivalents, Beginning of Period	96,971	66,620

Cash and Cash Equivalents, End of Period	$100,440	$60,800

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